Exhibit 10.1

April 9, 2004

Mr. Gary Wilson
Pilton House,
Pilton,
Somerset BA 44DD
UK

Dear Gary:

I am pleased to offer you the position of General Counsel in the Legal group. I am confident that your joining The Hanover Compressor Company (“Hanover”) will prove to be mutually rewarding.

Your initial base compensation will be $10,576.93 bi-weekly, (which is $275,000.00 on an annualized basis).

In addition, you are eligible for participation in a Hanover annual incentive Plan. The target incentive payment for this position is 0 — 50% percent of your base salary earned for the current calendar year. Payment under the incentive plan is determined based upon Hanover’s performance, as well as your individual performance throughout the year, and other business factors. You must be an active employee on the date the plan is distributed to receive payment under the plan. Hanover reserves the right to amend or terminate the incentive plan programs at any time. I have also attached a summary of the other terms we have agreed to with regards to your employment.

As you know, Hanover offers a comprehensive range of benefits, including a 401(k) Plan, medical, dental and other benefit plans and programs. Enclosed with this letter is a Benefit Summary, outlining those programs for which you will be eligible to participate in upon completion of any waiting periods. You will be eligible for four (4) weeks vacation annually (pro-rated for 2004). If you have any questions regarding these benefits, please feel free to contact Hilary Ware, VP of Human Resources, at 281-554-4943.

This offer of employment is conditioned on the completion of a background investigation and drug screen prior to your beginning employment. Shirley Morris, Manager of HR Services, will coordinate all the necessary paperwork so that we can complete the background and new hire documentation. If you have any questions regarding this information you may contact Shirley at 281-405-2639.

While this letter is a confirmation of our offer of your employment and compensation, it is not meant to imply or constitute an employment contract for a specific term of employment. We can make no guarantees as to the length or terms of your employment. This will be an at-will employment relationship. This means that both you and the Company are free to terminate the relationship for any reason at any time, with or without cause. No one from the Company will have authority to alter the at-will nature of this relationship except through a written contract signed by you and an officer of Hanover that expressly agrees to modify the at-will relationship.

I am confident that our organization will benefit from the numerous contributions you will make to Hanover’s continuing success. Your signature below indicates that you understand and are willing to accept employment on the terms and conditions identified above. You also acknowledge that this letter contains all of the material terms and conditions of employment that you will use to make your decision and that you have not relied on any other agreements, assurances, representations or promises as the basis for your decision to accept the job as offered.

This offer is valid until two (2) weeks from the date of this letter and must be signed and returned to this office by that date.

Gary, we are embarking on a highly challenging period in Hanover and welcome your skills and capabilities in helping us meet our business goals. In the meantime, if you have any questions or need additional assistance, please feel free to contact me.

Sincerely,

/s/ CHAD DEATON

Chad Deaton
Chief Executive Officer

I ACCEPT EMPLOYMENT ON THE ABOVE REFERENCED TERMS:

Employee Signature:            /s/ GARY M. WILSON                                               Date:     20/APRIL/04

Starting Date:            May 15, 2004

Attachment:

Term Sheet Gary M. Wilson

Term Sheet

Gary M. Wilson

Effective Date	May 15, 2004

Base Salary	$275,000

Target Bonus	50%

Sign-on Bonus	$60,000 (includes $10,000 relocation payment)

Stock (to be priced at	8756 shares restricted stock
May 20, 2004 Board Meeting)	11,244 non qualified options

Schooling	$40,000 per year for 2 years followed by $20,000 per year for two years (subject to review of tuition rates) grossed up at 30% rate.

Closing Costs in US	Reimbursement of customary closing costs on home in Houston

Return Trip	One full economy return ticket for the family to Point of origin (UK) per year.

Change of Control	1 1/2 X base plus target bonus in accordance with Hanover change of control provisions. Accelerated vesting of all long term incentives and accelerated vesting of 401k plan in case of Change of control.

Tax Preparation	Tax preparation for year 1

Partial Household Goods Shipment	At the point a partial household goods shipment needs to be made in the next couple of years, we cover the shipment.